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infoUSA Inc.
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Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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PRESS RELEASE

Contact: Arthur B. Crozier
Innisfree M&A Incorporated
(212) 750-5833

DOLPHIN COMMENTS ON infoUSA LETTER TO SHAREHOLDERS

STAMFORD, CONNECTICUT, April 26, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C. which together own 2,000,000 shares, or 3.6% of the outstanding shares of infoUSA Inc. (NASDAQ : IUSA) said today that the April 26th letter to infoUSA's shareholders is nothing but a blatant attempt to distract from the real issue: the infoUSA Board's lack of ability to rein in its chairman. This is why Dolphin has proposed three new highly qualified and independent directors to serve on the infoUSA Board. These directors have no ties to Dolphin or infoUSA. We urge shareholders to visit www.iusaccountability.com to learn more.

Dolphin said today that the accusations about Dolphin and Donald T. Netter are absurd. Dolphin has a long history of creating shareholder value. As Mr. Netter has said publicly, "At no time was I or any director who became associated with Damon after its acquisition accused of, or found to have committed, any inappropriate act by the government after a three-year investigation."

Dolphin finds it shocking that even with a 40 percent head start, Mr. Vinod Gupta finds it necessary to resort to these smear tactics. Dolphin, with a $25 million investment in infoUSA, remains committed to the interests of all shareholders.